Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective _____, 2021 (the “Effective Date”), is by and between DERMATA THERAPEUTICS, LLC, a Delaware corporation (the “Company”) and Christopher Nardo (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to continue to employ the Executive as its Senior Vice President, Development, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall govern the terms of employment between the Executive and the Company;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

EMPLOYMENT; TERM OF AGREEMENT

Section 1.1. Employment and Acceptance. During the Term (as defined in Section 1.2), the Company shall employ the Executive, and the Executive shall accept such employment and serve the Company, in each case, subject to the terms and conditions of this Agreement.

Section 1.2. Term. The employment relationship hereunder shall be for the period commencing on the Effective Date until terminated by either party as provided in ARTICLE 4 (the “Term”). In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date, Base Salary, Annual Bonus, and other unaccrued benefits shall terminate, except as may be provided for in ARTICLE 4.

ARTICLE 2

TITLE, DUTIES AND OBLIGATIONS; LOCATION

Section 2.1. Title. The Company shall employ the Executive to render full-time services to the Company on the terms and conditions hereinafter set forth. The Executive shall serve in the capacity of Senior Vice President, Development.

Section 2.2. Duties. The Executive shall report to the Company’s Chief Executive Officer. The Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with his position as Senior Vice President, Development from time to time as the Company may lawfully direct. During the Term, the Executive also shall serve in such other positions or capacities as may, from time to time, be requested by the Company or any of its Affiliates.

Section 2.3. Compliance with Policies, etc. During the Term, the Executive shall be bound by, and comply fully with, all of the Company’s written policies and procedures for employees and officers in place from time to time, including, but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual, codes of conduct and any other memoranda and communications applicable to the Executive pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time and provided to the Executive in writing. These policies and procedures include, among other things and without limitation, the Executive’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

Section 2.4. Time Commitment. During the Term, the Executive shall use his best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates) and shall devote all of his business time, ability and attention to the performance of his duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the Company’s prior written consent, except that, without such written consent, the Executive may (i) participate in charitable, civic, educational, professional, community or industry affairs; and (ii) manage the Executive’s passive personal investments. As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or individual controls, is controlled by, or is under common control with, the individual or entity. Notwithstanding the above, the Company is aware that Executive is engaged in those Activities listed in Exhibit A (if any) and consents to his continued participation in such activities and other non-commercial activities that do not interfere with Executive’s duties hereunder.

Section 2.5. Location. The Executive’s principal place of business for the performance of his duties under this Agreement shall be in San Diego, California or such other place as permitted by the Company. Notwithstanding the foregoing, the Executive shall be required to travel as necessary to perform his duties hereunder.

ARTICLE 3

COMPENSATION AND BENEFITS; EXPENSES

Section 3.1. Compensation and Benefits. For all services rendered by the Executive in any capacity during the Term (including, without limitation, serving as an officer, director or member of any committee of the Company or any of its subsidiaries or other Affiliates), the Executive shall be compensated as follows (subject, in each case, to the provisions of ARTICLE 4 below):

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of $260,000, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base salary shall be subject to periodic review and adjustment as the Company shall in its discretion deem appropriate.

(b) Annual Bonus. For each calendar year ending during the Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to forty percent (40%) of the Base Salary earned by the Executive for such calendar year (the “Target Annual Bonus”). The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and the Executive’s individual objectives, in each case, as established by the Company and the Executive for the calendar year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and the Executive’s individual performance objectives for a year shall be made by the Company in its reasonable discretion. Each Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum in the following calendar year, within the first 75 days of such following year. Unless otherwise set forth herein, the Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, except as otherwise provided herein, in order for the Executive to receive an Annual Bonus, the Executive must be actively employed in good standing by the Company at the time of such payment for such Annual Bonus to be due and payable.

(c) Equity Compensation. The Executive shall be eligible to receive equity compensation from time to time as provided under separate cover.

(d) Benefit Plans. The Executive shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to senior executives of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs in its discretion.

(e) Paid Vacation. The Executive shall be eligible to take paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its executive team.

Section 3.2. Expense Reimbursement. The Company shall reimburse the Executive during the Term, in accordance with the Company’s expense reimbursement policies in place from time to time, for all reasonable out-of-pocket business and travel expenses incurred by the Executive in the performance of his duties hereunder. In order to receive such reimbursement, the Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1. Termination Without Cause; Resignation for Good Reason

(a) The Company may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of death or Disability) upon two weeks prior written notice to the Executive. The Executive may terminate his employment hereunder for Good Reason upon written notice to the Company in accordance with the provisions set forth in Section 4.1(c).

(b) As used in this Agreement, “Cause” means: (i) a material act, or act of fraud, committed by the Executive that is intended to result in the Executive’s personal enrichment to the detriment or at the expense of the Company or any of its Affiliates; (ii) the Executive is convicted of a felony; (iii) gross negligence or willful misconduct by the Executive, or failure by the

Executive to perform the duties or obligations reasonably assigned to the Executive from time to time, which is not cured upon at least thirty (30) days prior written notice (unless such negligence, misconduct or failure is not susceptible to cure, as determined in the Company’s reasonable discretion ); or (iv) the Executive violates this Agreement or the Proprietary Information and Inventions Agreement (“PIIA”) (as defined in Section 5.1 below).

(c) As used in this Agreement, “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) a material reduction in the Executive’s Base Salary (other than pursuant to a reduction uniformly applicable to all senior executives of the Company); or (3) a material diminution or change in the Executive’s title, authority, duties or responsibilities; provided, however, that the Executive must notify the Company within sixty (60) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

(d) If the Executive’s employment is terminated without Cause or for Good Reason, the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations (as defined in Section 4.2(b));

(ii) subject to Section 4.4 and Section 4.5: (A) severance payments equal to twelve (12) months of the Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (provided that if such salary has been reduced, the pre-reduction Base Salary) to be paid (subject to Section 5.16) in equal installments in accordance with the Company’s regular payroll practices, commencing on the next regular payroll date that occurs on or after the sixtieth (60th) day following the Termination Date; and (B) a pro-rated payment equal to the Annual Bonus the Board determines is due, payable on the date such Annual Bonus otherwise would have been paid.

Section 4.2. Termination for Cause; Voluntary Termination without Good Reason.

(a) The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. The Executive may voluntarily terminate his employment hereunder at any time without Good Reason upon two weeks prior written notice to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to Executive’s intended last day of work as the Company deems appropriate; provided the Company pays Executive for the full notice period. It is understood and agreed that the Company’s election to accelerate Executive’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 4.1 of this Agreement or otherwise or constitute Good Reason (as defined in Section 4.1) for purposes of Section 4.1 of this Agreement or otherwise.

(b) If the Executive’s employment is terminated with Cause or without Good Reason, the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):

(i) the Executive’s earned, but unpaid, Base Salary through the final date of the Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices;

(ii) expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date but not yet reimbursed; and

(iii) any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any Company plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 4.3. Termination Resulting from Death or Disability.

(a) As the result of any Disability suffered by the Executive, the Company may, upon five (5) days prior notice to the Executive, terminate the Executive’s employment under this Agreement. The Executive’s employment shall automatically terminate upon his death.

(b) “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety-one (91) consecutive days; or (ii) one hundred twenty (120) days during any twelve (12) month period.

(c) If the Executive’s employment is terminated pursuant to Disability, the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations; and

(ii) subject to Section 4.4 and Section 4.5, severance payments equal to six (6) months of the Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (provided that if such salary has been reduced, the pre-reduction Base Salary) to be paid (subject to Section 5.16) in equal installments in accordance with the Company’s regular payroll practices, commencing on the next regular payroll date that occurs on or after the sixtieth (60th) day following the Termination Date.

Section 4.4. Release Agreement. In order to receive any severance payments, the Executive must timely execute, deliver (and not revoke) a separation agreement and general release (the “Release Agreement”) in a form reasonably satisfactory to the Company. If the Executive is eligible for severance, the Company will deliver the Release Agreement to the Executive within seven (7) calendar days following the Termination Date. The severance is subject to the Executive’s execution and delivery of such Release Agreement within 21 days [or 45 days in the case of a group layoff] of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement in accordance with applicable law.

Section 4.5. Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide any severance payments will immediately cease if the Executive breaches any of the provisions of the PIIA, the Release Agreement or any other agreement the Executive has with the Company.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1. Proprietary Information and Inventions Agreement. The Executive reaffirms the PIIA he previously signed on or about June 18, 2015. The PIIA shall survive the termination of this Agreement and the Executive’s employment by the Company for the applicable period(s) set forth therein.

Section 5.2. Expenses. Each of the Company and the Executive shall bear its/his own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

Section 5.3. Entire Agreement. This Agreement and the PIIA contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement and the PIIA. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein or in the PIIA. The Executive acknowledges and agrees that the Company has fully satisfied, and has no further, obligations to the Executive arising under, or relating to, any other employment or consulting arrangement or understanding (including, without limitation, any claims for compensation or benefits of any kind) or otherwise. No agreement, promise or statement not contained in this Agreement or the PIIA shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 5.4. No Other Contracts. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of his duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound. The Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement or the PIIA, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Executive in this Section 5.4.

Section 5.5. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

Dermata Therapeutics, LLC

3525 Del Mar Heights Road, #322

San Diego, CA 92130

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Michael J. Lerner, Esq., mlerner@lowenstein.com

If to the Executive, to:

Christopher Nardo

5209 Milton Rd.,

Carlsbad, CA 92008

Any person named above may designate another or an additional notification address and contact person by giving notice in accordance with this Section to the other persons named above.

Section 5.6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or the Executive’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of the State of California and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND THE EXECUTIVE HEREBY

WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

Section 5.7. Waiver. Either party hereto may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 5.8. Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 5.9. Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 5.10. Advice of Counsel. This Agreement was prepared by Lowenstein Sandler LLP in its capacity as legal counsel to the Company. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 5.11. Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns. This Agreement is personal to the Executive, and the Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 5.12. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 5.13. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.13 or Section 5.11 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.14. Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company. The Executive shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

Section 5.15. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against him under applicable law with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

Section 5.16. 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 4.1 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

Section 5.17. Recoupment of Erroneously Awarded Compensation. Any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, stock exchange listing requirement or any clawback policy adopted by the Company from time to time before the date of the award of the incentive based or other compensation will be subject to the deductions and clawback as may be required by such law, government regulation, stock exchange listing requirement or clawback policy. In addition, if the Executive is or becomes an executive officer subject to the incentive compensation repayment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), then if required by the Dodd-Frank Act or any of its regulations he/she will enter into an amendment to this Agreement or a separate written agreement with the Company to comply with the Dodd-Frank Act and any of its regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

DERMATA THERAPEUTICS, LLC

By:

Name:	Gerry Proehl
Title:	President and CEO

EXECUTIVE

Christopher Nardo

Exhibit A

[N/A]